EXHIBIT 99.1

River Valley Bancorp Announces
Quarterly Cash Dividend

For Immediate Release
Tuesday, March 16, 2010

Madison, Indiana--River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today that it has declared a cash dividend of $0.21 per share of its Common Stock for the quarter ending March 2010. The annualized rate of the dividend reflects $0.84 per share.

The dividend record date will be as of March 26, 2010 and will be payable on April 9, 2010. This dividend represents the fifty-first consecutive dividend paid by the Corporation.

River Valley Bancorp/River Valley Financial Bank is based in Madison, Indiana and has eight locations in the Madison, Hanover, Charlestown, Sellersburg, and Floyds Knobs, Indiana area. A ninth office is located in Carrollton, KY. The Corporation recently announced the acquisition, subject to regulatory approval, of a tenth location in New Albany, Indiana expected to close sometime in the third quarter of 2010.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
(812) 273-4949